ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated December 18, 2014

UBS US Equity Derivatives


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News and awards

2014

+ September 2014: GlobalCapital Derivatives Award Structured Products House of the Year

+ June 2014: GlobalCapital Award Americas Structured Products House of the Year

+ May 2014: ETF.com Award: UBS ETRACS Best New Multi-Asset ETF of 2013

– **March 2014: etfexpress: ETRACS ETNs wins Most Innovative North American ETN Provider Award**

"2013 was a strong year for the ETRACS program on a variety of fronts. We saw significant growth in exchange-traded note assets under management. By year-end we had approximately USD2.4bn in assets having started the year at USD1.1bn," comments Chris Yeagley, Head of UBS ETRACS, the bank's ETN platform.

etfexpress
AWARD WINNER 2014

Although still a relatively small market at around USD 20bn, a possible explanation for the recent growth in exchange-traded notes is that ETNs can be key investments for investors looking for access to markets and strategies that may not be readily available in the existing marketplace.

"As we continue to see opportunities across the ETP universe, we plan to launch additional ETRACS products that can capitalize on those opportunities for our clients," says Yeagley. Investors should note that ETNs carry an associated risk of the issuer's credit worthiness.

Among the various ETN products on the ETRACS platform 2 key categories stand out: income-related products including a number of high-yielding equity ETNs, and commodity ETNs. Currently, it is within the income ETN category that UBS ETRACS has seen the most significant inflows supplying some of the highest yielding products in the marketplace.

"We track a number of high-yielding assets in our diversified high-income ETN. It gives investors exposure to equities, fixed income, preferreds, municipal bonds, MLPs. In this low interest rate environment, we see investors' appetite for yield continuing and income ETNs like these are finding their way into more portfolios looking to fill that gap," says Yeagley who underscores the platform's commitment to innovation by adding:

"We don't seek to offer 'me too' products in the ETRACS platform. The products we launch strive to achieve two key goals; respond to investor needs and lead the industry in innovation."

Commenting on winning the award, Yeagley says: "We are proud our products are resonating with clients and look forward to continued growth in the ETN space."

An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor's principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs.

Useful links

- UBS Investment Bank
- UBS ETRACS ETNs
- UBS Neo

Contacts

US Equities Derivatives Desk
+1-203-719 7900

Email
usequityderivatives@ubs.com

2013

September 2013: Global Derivatives Awards: UBS ranking first in eight Equity Derivatives categories

May 2013: UBS US Equity Options ranked #1 in a well-known 2013 buy-side survey in 2 categories

Last modified on 18 Dec 2014, 20:02

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